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                                                                   Exhibit 23.10


                             ACCOUNTANTS' CONSENT

The Board of Directors of American General Hospitality Corporation:

        We consent to the use of our report dated February 7, 1997 related to the balance sheets of MCV Venture, LLC as of December 31, 1996 and 1995 and the related statements of operations, members' equity (deficit), and cash flows for the years then ended incorporated herein by reference into the Registration Statement on Form S-4 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of American General Hospitality Corporation and to the reference to our firm under the heading "Experts" in the Registration Statement.


Dallas, Texas                             /s/ King Griffin & Adamson  P.C.
July 29, 1998